Exhibit 99.1

Company Contact:		Investor Relations:
Richard Garr, President	(301) 366-4960	Equity Communications
Media Contact:	Planet Communications	Ira Weingarten	(805) 897-1880
Deanne Eagle	(917) 837-5866	Steve Chizzik	(908) 688-9111

For Release: April 28, 2008

NEURALSTEM ANNOUNCES ISSUANCE OF CORE TECHNOLOGY PATENT IN EUROPE

Rockville, MD, April 28, 2008—Stem cell company, Neuralstem, Inc., (AMEX:CUR) announced today that the European Patent Office has granted Neuralstem a European patent EP0915968, covering the  “Isolation, Propagation and Directed Differentiation of Stem Cells from Embryonic and Adult Central Nervous System of Mammals.” The European patent has been validated in several European countries including France, Germany, Ireland, Spain, Sweden, Switzerland and the United Kingdom.

“We are pleased to see our core technology patent validated in these European countries,” said Neuralstem CEO, Richard Garr. “We expect this to be the first of many as our entire patent portfolio makes its way through the European process. In allowing this patent, the European Patent Office has now joined with the U.S. Patent Office in rejecting any arguments that the body of Stem Cells Inc. patents and publications, noted in the examinations, in any way prevents Neuralstem’s patents from issuing”

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Paraplegia, Traumatic Spinal Cord Injury and ALS. The company's cells have extended the life of rats with ALS (Lou Gehrig's disease) as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers, and also reversed paralysis in rats with Ischemic Spastic Paraplegia, as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego.

CREATING CURES FROM THE FRONTIER OF NEUROBIOLOGY
9700 Great Seneca Highway Rockville, MD 20855 301-366-4960 FAX 240-453-6208

The company has also developed immortalized human neural stem cells for in-vitro use in drug development for the academic and pharmaceutical markets. For further information, please visit http://www.neuralstem.com.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the annual report on Form 10-KSB for the year ended December 31, 2007 and subsequent quarterly reports, if any.

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